Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-21489, 333-21491 and 333-111618) pertaining to the 1995 Stock Plan for Non-Employee Directors, 1995 Long-Term Stock Incentive Plan and the 1999 Long-Term Stock Incentive Plan of Systemax Inc. of our reports dated March 12, 2008, with respect to the consolidated financial statements and schedule of Systemax Inc. and the effectiveness of internal control over financial reporting of Systemax Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

New York, New York

March 12, 2008